UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 9, 2010

NATURALNANO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-49901 (Commission File Number)	87-0646435 (IRS Employer Identification No.)

15 Schoen Place
Pittsford, New York 14534
 (Address of Principal Executive Offices, Zip Code)

(585) 267-4850
(Registrant's Telephone Number, Including Area Code)

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 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 9, 2010, the board of directors (the “Board”) of NaturalNano, Inc., a Nevada corporation, appointed John P. Ryan, Howard Crosby and Alexander Ruckdaeschel, as members of the Board, to serve until their successors are duly appointed and qualified.

John P. Ryan is currently the Chief Executive Officer of Senetek PLC and has been in that position since March 10, 2010. Mr. Ryan has been the President of Fontana Capital Corporation, a closely held consulting company for the last ten years as well as an Officer and/or Director of a number of public companies including High Plains Uranium, Inc., U.S. Silver Corporation, and Gold Crest Mines, Inc.  He is a graduate of the University of Idaho with an engineering degree in mining and he also holds a law degree from Boston College.

Howard Crosby is currently the President of Sentek PLC and has held that position since March 10, 2010. Mr. Crosby has been the President of Crosby Enterprises, Inc., a closely held family investment company for more than twenty years. He is also as an officer and a director of a number of public companies including High Plains Uranium, Inc., White Mountain Titanium Corporation, and Cadence Resources Corporation.

Alexander Ruckdäschel is a venture capitalist, who serves on the board of directors of several small cap companies. Mr. Ruckdäschel is a co-founder of Blue Rock-AG, a Swiss-based investment manager. From 2002 to 2006 he was a Fund Advisor at DAC-FONDS, a European Investment company specializing in clean tech and small-cap equities worldwide. Since 2003, Mr. Ruckdäschel has served as an investment advisor to Nanostart AG. Founded in 2003, Nanostart quickly became the leading European venture investment firm in the area of nanotechnology. Prior to 2003, Mr. Ruckdäschel was a research analyst with Dunmore Management, a global hedge fund, and Thieme Associates, an investment advisor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO, INC.

By:	/s/ James Wemett
Name:	James Wemett
Title:	Chief Financial Officer

Date:  November 10, 2010